ALLDATA and MAM Software Launch ALLDATA Manage Online to Lift Auto Shop Profitability

Strategic agreement between ALLDATA® and MAM Software provides an advanced shop management system to help auto repair shops enhance profitability and strengthen customer relationships.

MAM Software today announced that ALLDATA LLC, the leading provider of manufacturers’ automotive repair information and solutions for professional automotive service and collision repair shops, has entered into a strategic agreement with MAM Software to launch ALLDATA® ManageTM Online, an innovative cloud-based shop management system.

“At ALLDATA, we are all about helping shop owners and managers increase their profits and reduce their stress,” said ALLDATA President Jeff Lagges. “Joining with MAM Software to take shop management into the cloud was the next logical step in our continuing effort to help shops succeed in a very challenging business climate. MAM Software is a major provider of shop management solutions and an excellent fit for ALLDATA. Shop owners and managers who already use our traditional ALLDATA Manage program love it, and the online version will make their lives even better.”

ALLDATA Manage Online is an advanced, easy-to-use shop management tool for generating fast and easy repair estimates, repair orders and invoices. The program includes a comprehensive vehicle owner database and integrated labor and parts costs, as well as online ordering from all the leading parts catalogs. Many other profitability and productivity features are built in, including automatic backups and updates. ALLDATA Manage Online is easily accessible anytime, anywhere, from the counter to the repair bays to offsite. As part of its customer service commitment, ALLDATA will convert existing shop databases at no additional charge.

Commenting on the product launch, MAM Software CEO Mike Jamieson said, “We are very excited to be working with such a well-known and respected brand as ALLDATA. This agreement will allow MAM Software to capitalize on ALLDATA’s market position and strengthen our presence within the US auto repair sector. Combining our respective offerings within a single platform will create a best-of-breed shop management solution that will harness the experience and expertise of each organization. By leveraging our innovative cloud SMS platform, ALLDATA will simplify the deployment and management of software and data services to its customers.”

For more information about ALLDATA and its products, please visit www.alldata.com or call 800-697-2533.

About MAM Software

MAM Software is a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries. The company provides a portfolio of innovative software (SaaS and packaged), data (DaaS), and integration (iPaaS) services that enable businesses to intelligently manage core business processes, control costs and generate new profit opportunities. MAM’s integrated platforms provide a wealth of rich functionality including: point-of-sale, inventory, purchasing, reporting, data and e-commerce. Wholesale, retail and installer business across North America, the UK and Ireland rely on MAM solutions, backed by dedicated teams of experienced service and support professionals. For further information, please visit www.mamsoftware.com

About ALLDATA

ALLDATA, founded in 1986, with more than 80,000 automotive repair and collision shop subscribers, is the leading provider of manufacturers’ service and repair information, shop management software and customer relations tools for the automotive repair and collision industries. Professional automotive repair shops across North America depend on ALLDATA for their automotive repair information needs and to purchase parts from more than 2,200 AutoZone Commercial program locations.

ALLDATA Collision® S3500 is the single source of OEM collision repair information delivering unedited and regularly updated information for structural repairs, mechanical and diagnostic information. ALLDATA Repair® S3000 is the leading provider of comprehensive, factory-correct repair information for the automotive industry. Also available are: ALLDATA® ManageTM, a strategic shop management system; ALLDATA® Market, a web-based shop marketing tool to bring in new and repeat business and the AutoZone® Aftermarket Parts Catalog and AZ PartsConnect® program for aftermarket parts estimating and electronic ordering. ALLDATAdiy.com provides consumers with repair articles, factory technical service bulletins, and illustrations for a specific vehicle, along with a link to ALLDATA-approved repair shops. Visit www.alldata.com for more information.

About AutoZone

As of August 31, 2013 AutoZone sells auto and light truck parts, chemicals and accessories through 4,836 AutoZone stores in 49 states, the District of Columbia and Puerto Rico in the U.S., 362 stores in Mexico and three (3) stores in Brazil for a total store count of 5,201.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts. AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, non-automotive products and subscriptions to the ALLDATAdiy product through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.